Exhibit 10.14
SECOND AMENDMENT
TO
EXECUTIVE EMPLOYMENT AGREEMENT
     WHEREAS, AirComp LLC (the “Company”) and Terrence P. Keane (the “Executive”) entered into that certain Executive Employment Agreement dated as of July 1, 2007, as amended by the Company, the Executive and Allis-Chalmers Energy Inc. (“Allis-Chalmers”) effective as of April 1, 2008 (the “Agreement”); and
     WHEREAS, Allis-Chalmers and the Executive desire to amend the Agreement to comply with Code Section 409A and regulations issued thereunder;
     NOW, THEREFORE, the Agreement is hereby amended, effective as of the original effective date of the Agreement, as follows:
1. The fourth sentence in Section 5(b) of the Agreement is hereby amended and restated as follows:
     “Such bonus shall be paid annually within 30 days following Allis-Chalmers’ release of its audited financial statements for each year during the term hereof, but in no event earlier than January 1 of, and no later than December 31 of, the calendar year following the calendar year with respect to which such bonus is earned.”
2. Section 7(b)(ii) of the Agreement is hereby amended to add the following sentence to the end thereof:
     “Allis-Chalmer’s obligation to provide continued medical insurance shall be intended to be an obligation to reimburse the Executive the amount of the premium paid by the Executive for such medical insurance, and to the extent that any such reimbursement is received or to be received by Executive, such reimbursements shall be administered consistent with the following requirements set forth in Treas. Reg. §1.409A-3(i)(1)(iv): (i) Executive’s eligibility for reimbursements in one year will not affect Executive’s eligibility for reimbursements in any other year, (ii) any reimbursement of eligible expenses will be made on or before the last day of the year following the year in which the expense was incurred, and (iii) Executive’s right to reimbursement is not subject to liquidation or exchange for another benefit.”
3. A new Section 7(c) is hereby added to the Agreement as follows:
     “(c) Section 409A Limits on Payments to Specified Employees. Notwithstanding any other provision of the Agreement to the contrary, if Executive is a “specified employee,” as defined in Section 409A of the Code, except to the extent permitted under Section 409A of the Code, no benefit or payment that is subject to Section 409A of the Code (after taking into account all applicable exceptions to Section 409A of the Code, including but not limited to the exceptions for short-term deferrals and for “separation pay only upon an involuntary separation from service”) shall be made under this Agreement on account of Executive’s “separation from service,” as defined in Section 409A of the Code, until the later of the date prescribed for payment in this Agreement and the 1st day of the 7th calendar month that begins after the date of Executive’s separation from service (or, if earlier, the date of death of Executive). Any such benefit or payment payable pursuant to this Agreement within the period described in the immediately preceding sentence will accrue and will be payable in a lump sum cash payment, without interest, on the payment date set forth in the immediately preceding sentence.”
4. Except as modified herein, the Agreement is specifically ratified and affirmed.
     IN WITNESS WHEREOF, Allis-Chalmers and the Executive have executed this Amendment to the Agreement as of this 31st day of December, 2008, to be effective as herein provided.

ALLIS-CHALMERS ENERGY INC.:

By:	/s/ Theodore F. Pound III
Printed Name: Theodore F. Pound III
Title: General Counsel and Secretary

EXECUTIVE:

By:	/s/ Terrence P. Keane

Terrence P. Keane

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